UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BAYCOM CORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94596

(925) 476-1800

April 29, 2026

Dear Shareholder:

You are cordially invited to attend the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of BayCom Corp (the “Company”), to be held on Tuesday, June 16, 2026, at 2:30 p.m. local time, in the Company’s Board Room, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596.

The matters expected to be acted upon at the Annual Meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and proxy statement. An important part of the Annual Meeting is the shareholder vote on corporate business items. I urge you to exercise your rights as a shareholder to vote and participate in this process. At the Annual Meeting, we will present management’s report to you on the Company’s 2025 financial and operating performance.

This year we again are using a U.S. Securities and Exchange Commission rule to furnish our proxy statement, Annual Report on Form 10-K for the year ended December 31, 2025 and proxy card over the Internet to shareholders. This means that shareholders will not receive paper copies of these documents. Instead, shareholders will receive only a notice containing instructions on how to access the proxy materials over the Internet. This rule allows us to lower the costs of delivering the meeting materials and reduce the environmental impact of the Annual Meeting. If you would like to receive a copy of the printed materials, the notice contains instructions on how you can request printed copies of these documents.

Your vote is important. We hope that you will be able to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, please read the accompanying proxy statement and then vote by submitting your proxy as promptly as possible. Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Annual Meeting.

Thank you for your attention to this important matter.

Sincerely yours,

Lloyd W. Kendall, Jr.	William J. Black, Jr.
Chairman of the Board	Executive Vice Chairman

500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94596

(925) 476-1800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on June 16, 2026

NOTICE IS HEREBY given that the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of BayCom Corp (the “Company”) will be held at 2:30 p.m. local time, on Tuesday, June 16, 2026, in the Company’s Board Room, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California for the following purposes, as more fully described in the accompanying proxy statement:

1.	The election of the following nine nominees to the Company’s Board of Directors, each for a one-year term: Bhupen B. Amin; Christopher F. Baron; William J. Black, Jr.; Harpreet S. Chaudhary; Dennis H. Guida, Jr.; Lloyd W. Kendall, Jr.; Robert G. Laverne, MD; Syvia L. Magid; and Michael J. Perdue.

2.	An advisory (non-binding) vote on executive compensation.

3.	The ratification of the appointment of Baker Tilly US, LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2026.

4.	Such other matters as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Only shareholders of record as of the close of business on April 20, 2026 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

The Board of Directors of the Company unanimously recommends that you vote FOR the election of the director nominees named in the enclosed proxy statement, FOR the advisory (non-binding) vote on executive compensation, and FOR the ratification of the appointment of Baker Tilly US, LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Nominations for election of members of the Company’s Board of Directors may be made by the board or by any holder of any outstanding class of capital stock of the Company entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the President of the Company by the later of: (i) the close of business twenty-one (21) calendar days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) calendar days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Company owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt. The notification shall be signed by the nominating shareholder and by each nominee and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the Annual Meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee. The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote by proxy as promptly as possible.

By Order of the Board of Directors

Kevin L. Thompson
Executive Vice President, Chief Financial Officer and Corporate Secretary
Walnut Creek, California April 29, 2026

Important Notice Regarding the Availability of
Proxy Materials for the Shareholder Meeting to Be Held on June 16, 2026.

BayCom Corp’s proxy statement, Annual Report on Form 10-K
and electronic proxy card are available on the Internet at www.annualgeneralmeetings.com/BayCom.

You are encouraged to review all of the information contained in the proxy statement before voting.

PROXY STATEMENT

BAYCOM CORP

500 Ygnacio Valley Road, Suite 200
Walnut Creek, California 94596

(925) 476-1800

ANNUAL MEETING OF SHAREHOLDERS JUNE 16, 2026

General

This Proxy Statement is being furnished to shareholders of BayCom Corp (the “Company,” “BayCom,” “we,” “us,” “our”) in connection with the solicitation by our Board of Directors of proxies to vote our common stock, no par value (“Common Stock”), at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, June 16, 2026 at 2:30 p.m. local time, in the Company’s Board Room, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, and all adjournments and postponements of the Annual Meeting.

At the Annual Meeting, shareholders are being asked to consider and vote upon (i) the election of nine directors of BayCom, each for a one-year term, (ii) an advisory (non-binding) vote on executive compensation (the “Say-on-Pay Vote”) and (iii) the ratification of the appointment of Baker Tilly US, LLP (“Baker Tilly)” as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “Independent Auditor Proposal”). In their discretion, the holders of proxies will have discretion to vote on any other matters that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting. At this time, the Board of Directors is not aware of any other matters that will come before the Annual Meeting for action by the shareholders.

Certain information in this Proxy Statement relates to our bank subsidiary, United Business Bank (the “Bank”).

The accompanying Notice of Annual Meeting and proxy and this proxy statement are first being made available to shareholders on or about April 29, 2026.

Leadership Transition

On April 7, 2026, our Board of Directors approved a leadership transition (the “Leadership Transition”) of the Company’s senior management team as part of the Board’s assessment that the Company has reached an inflection point requiring a specific set of capabilities — proven experience building a balance sheet, navigating capital markets, and executing larger, more transformational transactions — to advance the Company’s long-term strategic objectives. The Board also approved related changes to the composition of the Board and the board of directors of the Bank.

Effective as of April 10, 2026, George J. Guarini, the Company’s and the Bank’s President and Chief Executive Officer, Janet L. King, the Company’s and the Bank’s Senior Executive Vice President and Chief Operating Officer, and Keary L. Colwell, the Company’s and the Bank’s Senior Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Corporate Secretary, ceased to hold those positions. From that date through July 6, 2026 (the “Separation Date”), they will continue as full-time, non-executive employees of the Company and the Bank and provide transition assistance to the new executive team as reasonably requested. Mr. Guarini, Ms. King and Ms. Colwell also resigned as directors of the Company effective April 10, 2026.

Notwithstanding his resignation from the Company’s Board, Mr. Guarini will continue to serve as a member of the Board of Directors of the Bank. The Bank’s Board has determined that as a cofounder of the Bank, Mr. Guarini’s deep institutional knowledge of the Bank’s history, credit culture, regulatory relationships, and key customer and community relationships is important to continuity of oversight during the Leadership Transition.

Effective as of April 13, 2026, William J. Black, Jr. was appointed as Executive Vice Chair of the Company and the Bank, Christopher F. Baron was appointed as President and Chief Executive Officer of the Company and the Bank, and Kevin L. Thompson was appointed as Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company and the Bank. Messrs. Black and Baron were also appointed as directors of the Company and the Bank. Effective as of April 22, 2026, Michael J. Perdue was appointed as a director of the Company and the Bank.

The incoming executive team brings proven experience at larger, more complex institutions and has worked together previously, arriving with a shared operating playbook and a growth agenda focused on building balance sheet scale, improving the Company’s earnings per share and return on equity, and pursuing larger and more transformational combinations across the Western Region. Biographical information for Messrs. Black, Baron and Perdue is contained below under “Proposal I – Election of Directors–Business Background of Our Directors,” and biographical information for Mr. Thompson is contained below under “—Information About Our Non-Director Executive Officers.”

Additional information regarding the Leadership Transition, including the terms of the compensation arrangements for the departing and incoming executives, is set forth below under “Executive Compensation — Employment Agreements with Mr. Guarini, Ms. King and Ms. Colwell” and “Executive Compensation — Employment Arrangements with Newly Appointed Executive Officers” and in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 9, 2026.

Voting Securities

Only holders of record of Common Stock as of the close of business on April 20, 2026 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 10,909,317 shares of Common Stock.

Each holder of record of Common Stock is entitled to one vote, whether voted in person or by proxy, for each share of Common Stock held as of the Record Date, except that shareholders may have cumulative voting rights with respect to the election of directors.

Cumulative voting for directors allows a shareholder to cast for any candidate a number of votes greater than the number of votes that the shareholder normally is entitled to cast. A shareholder may cumulate votes either (i) by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder’s shares are normally entitled or (ii) by distributing the shareholder’s votes on the same principle among as many candidates as the shareholder sees fit. No shareholder may cumulate votes unless, prior to the Annual Meeting, the shareholder has given notice of the intent to cumulate. If any shareholder has given notice to cumulate, then all shareholders may cumulate their votes for candidates in nomination. The nine (9) candidates receiving the highest number of votes shall be elected. The Board of Directors does not, at this time, intend to give such notice or to cumulate the votes it may hold pursuant to the proxies solicited herein unless the required notice by a shareholder is given, in which case it may cumulate votes for election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as it may determine in its discretion. Therefore, discretionary authority to cumulate votes in such event is solicited in this Proxy Statement. If you choose to cumulate your votes, you will need to submit a proxy card or ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting.

If your shares are held in “street name” by a broker, your broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote your shares with respect to any “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” Whether an item is discretionary is determined by the exchange rules governing your broker. Your broker will provide information to you indicating how you can forward voting instructions and whether you can forward them by Internet, phone or mail.

How to Vote

If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by:

●	Internet. To vote by Internet, have your Shareholder Control Number from the Notice of Internet Availability of Proxy Materials in hand; go to https://ipst.pacificstocktransfer.com/pxlogin; and follow the instructions for voting on-line. The deadline for voting by Internet is 11:59 p.m. Pacific Time on June 15, 2026.
●	Mail. To vote by mail, request a paper copy of the proxy card and related materials, as noted above and on the Notice of Internet Availability of Proxy Materials. Then properly complete and sign the proxy card and return it in the return envelope provided in a timely manner. The mailed card must be received by the Company before the start of the Annual Meeting to be voted.
●	In Person at the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank, or other nominee, you will need to obtain a proxy form from the named holder of your shares indicating that you were the beneficial owner of those shares on the Record Date.

If you choose to cumulate your votes, you will need to submit a proxy card or ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. Cumulative voting is not available if you vote using the Internet.

Revoking Your Proxy; Changing Your Vote

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

●	voting by the Internet — your latest Internet vote will be counted;
●	signing another proxy with a later date;
●	giving written notice of the revocation of your proxy to the Secretary of BayCom prior to the Annual Meeting; or
●	voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute revocation of your proxy.

Any written notice revoking a proxy should be delivered to Kevin L. Thompson, Executive Vice President, Chief Financial Officer and Corporate Secretary, BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596. If your shares are held in “street name” through a bank, broker, or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.

Votes Required

Under the Company’s Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Abstentions and broker non-votes will be counted as shares that are present or represented at the Annual Meeting for purposes of determining a quorum. If a quorum is not present, we may adjourn the Annual Meeting and reconvene at a later date.

The election of directors will be decided by a plurality of votes cast. Accordingly, the nine nominees receiving the highest number of “FOR” votes will be elected. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will not be considered votes cast and will have no effect on the outcome of the election of directors. Similarly, broker non-votes will not considered votes cast and therefore will have no effect on the outcome of the election of directors.

Approval of the Say-on-Pay Vote and the Independent Auditor Proposal requires, in each case, (i) the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) the affirmative vote of a majority of the shares required to constitute a quorum, as required under California law.

Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with the Say-on-Pay Vote and the Independent Auditor Proposal. Broker non-votes and abstentions will not be considered votes cast and therefore will have no effect on determining whether the votes cast constitute a majority of the shares present or represented by proxy and voting at the Annual Meeting. Brokers generally have discretionary authority to vote on the Independent Auditor Proposal because it is considered a routine matter under applicable rules and, therefore, we do not expect broker non-votes with respect to this proposal. In addition, for each proposal an affirmative vote equal to a majority of the shares necessary to constitute a quorum is also required for approval under California law. Therefore, broker non-votes and abstentions could prevent the approval of a proposal because they do not count as affirmative votes for purposes of satisfying the requirement that approval be obtained from a majority of the shares necessary to constitute a quorum.

All shares of Common Stock represented at the Annual Meeting by proxies solicited hereunder will be voted in accordance with the specifications made by the shareholders executing the proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the shares will be voted FOR the election as directors of the nominees named in this proxy statement, FOR the Say-on-Pay Vote, FOR the Independent Auditor Proposal, and in the discretion of the persons appointed as proxies with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. At this time, the Board of Directors is not aware of any other matters to come before the Annual Meeting.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone, facsimile, letter or electronically without additional compensation.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of the Record Date regarding the beneficial ownership of Common Stock by:

●	all persons known by us to own beneficially more than 5% of our outstanding Common Stock;
●	each individual named in the Summary Compensation Table under “Executive Compensation” (“named executive officers” or “NEOs”);
●	each of our directors and director nominees (at the Company level); and
●	all our directors (at the Company level) and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or dispositive power with respect to such securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as otherwise indicated, all persons listed below have sole voting and dispositive power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each shareholder listed below is c/o BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding Common Stock.

	Number of
	Shares		Percent of
	Beneficially		Common Stock
Name of Beneficial Owner	Owned		Outstanding

Greater than 5% Shareholders

Wellington Management Group LLP	1,058,935	(1)	9.7%
Blackrock, Inc.	968,006	(2)	8.9%
Royce & Associates LP.	732,083	(3)	6.7%
Dimensional Fund Advisors LP.	602,526	(4)	5.5%

Directors and Executive Officers

Lloyd W. Kendall, Jr.	92,895	(5)	*
William J. Black, Jr.	—		*
Christopher F. Baron	—		*
George J. Guarini	212,109	(6) (9)	1.9%
Bhupen B. Amin	22,625	(5)	*
Dennis H. Guida, Jr.	31,419	(5)	*
Harpreet S. Chaudhary	45,919	(5)	*
Robert G. Laverne, M.D	89,445	(5)	*
Syvia L. Magid	9,309	(5)	*
Michael J. Perdue	—		*
Keary L. Colwell	85,752	(7) (9)	*
Janet L. King	92,752	(8) (9)	*
All directors, director nominees and current executive officers as a group (13 persons)	317,838	(9)(10)	2.9%

(Footnotes begin on following page.)

(1)	Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, the “Wellington Group”) jointly filed a Schedule 13G/A with the SEC on February 10, 2026, reporting aggregate beneficial ownership of 1,058,935 shares of Common Stock as of December 31, 2025, which includes 546,265 shares (5%) owned by Bay Pond Partners, L.P. (“BPP”). Each member of the Wellington Group reported shared voting and dispositive powers with respect to all such shares. Bay Pond Partners, LP filed a Schedule 13G with the SEC on October 29, 2025, reporting aggregate beneficial ownership of 546,265 shares as of October 23, 2025. BPP reported shared voting and dispositive powers with respect to all such shares. The address of the Wellington Group and BPP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. The information contained herein regarding the Wellington Group and BPP is derived from such filings.
(2)	BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A with the SEC on January 25, 2024, reporting aggregate beneficial ownership of 968,006 shares as of December 31, 2023. BlackRock reported sole voting power with respect to 955,975 shares and sole dispositive power with respect to 968,006 shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001. The information contained herein regarding BlackRock is derived from such filing.
(3)	Royce & Associates LP (“Royce”) filed a Schedule 13G/A with the SEC on July 22, 2025, reporting aggregate beneficial ownership of 732,083 shares of Common Stock as of June 30, 2025. Royce reported sole voting and dispositive power with respect to all such shares. The address of Royce is One Madison Avenue, New York, NY 10010. The information contained herein regarding Royce is derived from such filing.
(4)	Dimensional Fund Advisors LP (“Dimensional”) filed a Schedule 13G with the SEC on October 31, 2024, reporting aggregate beneficial ownership of 602,526 shares as of September 30, 2024. Dimensional reported sole voting power with respect to 587,775 shares and sole dispositive power with respect to 602,526 shares. The address of Dimensional is 6300 Bee Cave Road, Austin, TX 78746. The information contained herein regarding Dimensional is derived from such filing.
(5)	Includes 1,419 restricted shares of Common Stock over which the individual has sole voting power and no dispositive power.
(6)	Includes 22,109 restricted shares of Common Stock over which Mr. Guarini has sole voting power and no dispositive power and 185,078 shares of Common Stock held by a charitable foundation of which he is a trustee and over which he has shared voting and dispositive powers. All of Mr. Guarini’s restricted shares of Common Stock will automatically vest on the Separation Date.
(7)	Includes 12,548 restricted shares of Common Stock over which Ms. Colwell has sole voting power and no dispositive power. All of Ms. Colwell’s restricted shares of Common Stock will automatically vest on the Separation Date.
(8)	Includes 12,548 restricted shares of Common Stock over which Ms. King has sole voting power and no dispositive power. All of Ms. King’s restricted shares of Common Stock will automatically vest on the Separation Date.
(9)	Mr. Guarini, Ms. Colwell and Ms. King each ceased to serve as a director of the Company and as an executive officer effective April 10, 2026, in connection with the Leadership Transition. Although each is a named executive officer for purposes of this proxy statement, the shares they beneficially own are not included in the “All directors, director nominees and current executive officers as a group” total.
(10)	Includes shares held by directors, director nominees and current executive officers directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also includes an aggregate of 20,203 restricted shares of Common Stock over which the directors, director nominees and current executive officers have sole voting power and no dispositive power.

PROPOSAL I – ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of nine members. The Board of Directors, acting on the recommendation of the Board’s Corporate Governance and Nominating Committee (the “CGN Committee”), has approved the director nominees identified in the table below, each for a one-year term. If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the CGN Committee, may approve. At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected.

Name	Age	Position(s) Held in the Company	Director Since(1)
Lloyd W. Kendall, Jr.	79	Chairman of the Board	2004
William Black, Jr.	50	Executive Vice Chair	2026
Christopher F. Baron	56	Director, President and Chief Executive Officer	2026
Bhupen B. Amin	55	Director	2011
Harpreet S. Chaudhary	64	Director	2011
Dennis H. Guida, Jr.	66	Director	2022
Robert G. Laverne, MD	79	Director	2004
Syvia L. Magid	55	Director	2019
Michael J. Perdue	71	Director	2026

(1)	Includes years of service on the Board of Directors of the Bank (formerly known as Bay Commercial Bank).

Business Background of Our Directors

Set forth below is the business experience for at least the past five years, along with the qualifications, attributes, skills, and areas of expertise, of each director and director nominee of BayCom that supports his or her service as a director. Unless otherwise indicated, each individual has held his or her position for at least the past five years.

Lloyd W. Kendall, Jr.: Mr. Kendall is a lawyer, practicing in the Bay Area since 1978 and specializing in real estate and tax law. His specialty is tax-free exchanges and related areas of the law. He received much of his tax law education through his employment with the U.S. Treasury Department, Internal Revenue Service. Mr. Kendall formed and owned Lawyers Asset Management, Inc., acting as “Qualified Intermediary” for tax-free exchanges under Section 1031(a) of the Internal Revenue Code, until 2006 when his company merged with Commercial Capital Bank. He also served as tax counsel for several title companies and was the President of Equity Investment Exchange, Inc., a competitor of Lawyers Asset Management owned by Mercury Title Companies of Colorado. He has lectured extensively throughout the U.S. providing continuing education for lawyers and realtors. Mr. Kendall’s qualifications to serve as a member of our Board of Directors include extensive experience in the areas of real estate and tax matters.

William J. Black, Jr.: Mr. Black was appointed by the Board as Executive Vice Chair of the Company and the Bank effective as of April 13, 2026. From July 2024 to the effective date of his appointment, Mr. Black focused on managing his personal investments.  From 2020 to 2024, Mr. Black served as Executive Vice President of Strategy and Corporate Development at PacWest Bancorp and Banc of California, reporting directly to the Chief Executive Officer, where he led M&A activity, corporate strategy, and crisis management, including securing $1.4 billion in emergency financing during the 2023 banking crisis and overseeing the sale of PacWest to Banc of California. Prior to that, Mr. Black was the Founder and Managing Partner of Consector Capital, LP, a long/short financial services sector hedge fund, from 2007 to 2020. Earlier in his career, he held roles at Castle Creek Capital, Second Curve Capital, Putnam Lovell Securities, and Salomon Smith Barney. Mr. Black holds a B.A. in Economics from The Johns Hopkins University. Mr. Black’s extensive experience in mergers and acquisitions, corporate strategy, and capital markets transactions, including his leadership in connection with multiple complex bank acquisitions and his role in navigating a large regional bank through the 2023 banking crisis, provides the Board with valuable expertise in strategic planning, risk oversight, and transaction execution.

Christopher F. Baron: Mr. Baron was appointed by the Board as President and Chief Executive Officer of the Company and the Bank and as a director of the Company and the Bank effective as of April 13, 2026. Prior to joining the Company and the Bank, Mr. Baron served as President, Commercial & Community Bank of Banc of California since 2023, where he led the commercial and community banking platform across central and southern California and Colorado, overseeing deposit and loan portfolios in excess of $10 billion and a network of 68 branches. Before that role, Mr. Baron served as President of the Los Angeles Region at Pacific Western Bank from 2020 to 2023, and as Managing Director of Tax-Exempt Lending at that institution from 2017 to 2020, where he led the bank’s financing activities for municipalities, nonprofits, and affordable housing. Earlier in his career, Mr. Baron served as Managing Director of Public Finance for the Western U.S. at MUFG Union Bank / BTMU Securities (2013–2017) and held two Managing Director roles at U.S. Bank (2009–2014), including Head of the Education & Nonprofits Division, where he oversaw a national team and a portfolio of approximately $4 billion. He has also held senior positions at Bank of New York Mellon, Allied Irish Bank, Union Bank of California, Sumitomo Bank, and National Westminster Bank. Mr. Baron holds a B.A. in Economics from the University of California, Los Angeles. Mr. Baron’s more than 25 years of senior leadership experience in commercial banking, public finance, and community development lending, including his management of multi-billion-dollar loan and deposit portfolios and his extensive executive experience leading large regional banking operations, provides the Board with valuable expertise in financial services, credit risk, and capital markets, as well as deep knowledge of California’s commercial real estate and middle market lending sectors and a demonstrated ability to build and manage high-performing teams.

Bhupen B. Amin: Mr. Amin is General Counsel and Chief Operating Officer of Lotus Hotels and Investments in Walnut Creek, California. In this capacity, Mr. Amin is responsible for the development, management, financing and operations of several hotel properties, shopping centers and self-storage facilities. Prior to joining Lotus, Mr. Amin was an attorney at the Law Offices of Bowles & Verna in Walnut Creek, California. Mr. Amin serves on the nominating committee and Board of Directors of the California Hotel & Lodging Association (CH&LA), and is an active member of the governmental affairs committee of the American Hotel & Lodging Association (AH&LA) in Washington D.C. Mr. Amin became the first Indian-American to be elected Chairman of CH&LA, the largest state hotel association in the nation. Mr. Amin also acts as a pro tem judge in the Alameda County Superior Courts and serves on the board of directors of Brookside Health Center, a non-profit FQHC serving underprivileged families in the East Bay Area. Mr. Amin earned his law degree from the University of California, Davis and his undergraduate degree from the Haas School of Business at the University of California, Berkeley. Mr. Amin brings extensive legal, operational, and strategic expertise to the BayCom Board, drawing from his leadership roles in hospitality and real estate development, his legal background, and his active involvement in industry and community organizations.

Dennis H. Guida, Jr.: Mr. Guida is the Managing Director for HBP Analytics, LLC and the former Chairman of Pacific Enterprise Bank (Irvine, CA) and Southport Financial Corporation (Kenosha, WI). With 40 years of banking industry experience, he has held the positions of Chairman, director, Chief Executive Officer, Chief Financial Officer and bank consultant. Mr. Guida specializes in Asset Liability Management and has provided ALM third party reviews/model validations and advisory services to more than 300 banking clients. These institutions range in size from de novo banks to companies with over $18 billion in assets. Mr. Guida holds a B.S. in Business Management from the University of Redlands (Redlands, CA) and an M.B.A. from National University (San Diego, CA), and is a graduate of The School of Bank Administration (Madison, WI). Mr. Guida offers deep financial and strategic expertise to the BayCom Board, backed by four decades of banking industry experience, including leadership roles as Chief Executive Officer, Chief Financial Officer, and Chairman, and specialized knowledge in asset/liability Management serving a wide range of financial institutions.

Harpreet S. Chaudhary: Mr. Chaudhary is a Certified Public Accountant (CPA) and a Certified Financial Planner (CFP) serving as the president of Area Financial Services, Inc., which provides accounting, wealth planning, and tax planning and preparation services for high net worth individuals and small business owners in the Bay Area for over 25 years. Mr. Chaudhary is a California licensed realtor and owns and manages various commercial retail properties. Mr. Chaudhary is actively involved with various Bay Area charities like Pratham, the Fremont Sikh Gurdwara, Genco and the Punjab Cultural Society. Mr. Chaudhary is a graduate of the University of Delhi, India. Mr. Chaudhary’s qualifications to serve as a member of our Board of Directors include his extensive knowledge of accounting, business and real estate.

Robert G. Laverne, M.D.: Dr. Laverne is an anesthesiologist at John Muir Medical Center in Walnut Creek, California. Dr. Laverne is also the founder and Managing Member of New Horizons Properties, LLC, a property development company. Dr. Laverne served as the Chief Financial Officer of Medical Anesthesia Consultants (1988 – 1994) and was a director of Medical Anesthesia Consultants (1988 – 2008). Dr. Laverne was the Chairman of the Department of Anesthesiology at John Muir Medical Center from (1989 – 1991) and was Chairman of the John Muir

Medical Center Physician Credentials Committee from (1994 – 2001). Dr. Laverne received his M.D. degree from the University of California Medical Center, San Francisco, and his B.A. degree from the University of California at Berkeley. Dr. Laverne’s qualifications to serve as a member of our Board of Directors include his extensive management and advisory experience, holding key board positions, and his experience as a real estate developer.

Syvia L. Magid: Ms. Magid is a partner at the law firm Fox Rothschild LLP and became a director of BayCom and the Bank effective December 1, 2019. She was previously an attorney at MBV Law LLP, which merged into Fox Rothschild LLP in 2014, and was a partner at the law firm Stein Rudser Cohen & Magid LLP. In her legal practice, she advises and assists clients with entity decisions and entity formation; general corporate matters and governance; winding up and dissolving businesses; and mergers, acquisitions, and reorganizations. Ms. Magid earned a Juris Doctor degree from University of California College of Law, San Francisco, and a Bachelor of Arts degree from Whittier College. Ms. Magid’s qualifications to serve as a member of our Board of Directors include her extensive legal and business experience.

Michael J. Perdue: Mr. Perdue was appointed by the Board as a director of the Company and the Bank effective April 22, 2026. Mr. Perdue has 45 years of banking industry experience and was recommended to the Board by the new executive officers. He served as the President of Banc of California’s San Diego and Desert Regions from the closing of the merger of PacWest Bancorp (former parent of Pacific Western Bank) into Banc of California in 2023 until his retirement in 2024. From 2014 until PacWest Bancorp’s merger with Banc of California he served as the President of Pacific Western Bank’s San Diego and Desert Regions, covering the greater San Diego area and the Coachella Valley. Prior to that he was the President of PacWest Bancorp and Pacific Western Bank from 2006 to 2014, a role he assumed following PacWest Bancorp’s acquisition of First Community Bancorp. From 2003 to 2006, he served as President, Chief Executive Officer, and a director of Community Bancorp Inc (NASDAQ: CMBC). Earlier in his career, he served as Executive Vice President of Entrepreneurial Corporate Group and President of its subsidiary, Entrepreneurial Capital Corporation, a national financing advisory firm. Mr. Perdue also served on the Board of Directors of Goodrich Petroleum Company (NYSE: GDP) and as Chairman of its Audit Committee from 2001 until 2010.  Mr. Perdue provides the Board with valuable expertise in financial services, strategic lending experience, and deep knowledge of California’s commercial real estate and lending sectors.

Information About our Non-Director Executive Officers

Kevin L. Thompson: Mr. Thompson, age 52, was appointed by the Board as Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company and the Bank effective as of April 13, 2026. From 2025 until his appointment, Mr. Thompson worked as an independent consultant to various banks and technology companies. From 2023 to 2025, Mr. Thompson served as Chief Financial Officer and Treasurer of Heartland Financial USA, Inc. (subsequently acquired by UMB Bank), a $20 billion asset banking institution headquartered in Denver, Colorado, where he oversaw financial reporting, liquidity management, interest rate risk, and investor relations. From 2022 to 2023, Mr. Thompson served as Chief Financial Officer of PacWest Bancorp, a $42 billion asset institution, where he led balance sheet restructuring efforts during the 2023 banking crisis, including the sale of $5 billion in loan portfolios and the execution of a reverse merger with Banc of California. From 2020 to 2022, he served as Holding Company Chief Financial Officer and President of First Foundation Bank, a $13 billion asset institution. From 2017 to 2020, Mr. Thompson served as Chief Financial Officer of Opus Bank, a $9 billion asset institution subsequently acquired by Pacific Premier Bancorp. Earlier in his career, he held the role of Chief Financial Officer at Midland States Bancorp, Senior Vice President of Corporate Finance at Zions Bancorporation, and Chief Financial Officer and Treasurer of American Express Centurion Bank, a $45 billion asset institution, where he served from 2005 to 2014. Mr. Thompson has served as a member of the board of directors of HTLF Bank, as a member of the board of directors and Chair of the Audit and Risk Committee of Midland States Bank, and as Chair of the board of directors of American Express Receivables Financing Corporation. Mr. Thompson holds an M.B.A. in Finance and a B.S. in International Relations from Brigham Young University’s Marriott School of Management and is a licensed Certified Public Accountant.

Mary Therese (Terry) Curley: Ms. Curley, age 68, joined the Bank as Executive Vice President, and Director of Labor Service Division in April 2017, in connection with our acquisition of First ULB Corp and its wholly owned subsidiary, United Business Bank, FSB. In 2022 she assumed the additional role of Chief Credit Officer of the Bank. Ms. Curley’s extensive banking career includes serving as EVP/ Chief Credit Officer (2012 – 2017), SVP/Credit Administrator (2009 – 2012), Credit Card Administrator (2008 – 2009), SVP/Regional Sales Manager (2005 – 2009), VP/Branch Manager (2000 – 2005) and Business Development Officer (1995 – 2000) at her previous bank. In 1992, Ms.

Curley received a B.A. in Political, Legal and Economic Analysis from Mills College, Oakland, in California. In 2005, she earned a graduate certificate from the Pacific Coast Banking School at University of Washington, Seattle.

Felix Miranda: Mr. Miranda, age 53, joined the Bank in January 2025 and was appointed Executive Vice President, Chief Lending Officer, at United Business Bank in March 2025. He served as EVP, Head of Commercial Banking at Bank of San Francisco, from 2016 to 2025. Mr. Miranda has 30 years of banking experience, primarily in commercial banking and middle market lending. In his most recent role as EVP, Head of Commercial Banking at Bank of San Francisco, Mr. Miranda was responsible for growing the bank’s C&I business, focused on middle market companies and non-profit community organizations throughout the nine Bay Area counties. Prior to this role, Mr. Miranda served in various leadership roles in commercial banking at Wells Fargo, First Republic Bank, Charles Schwab and IBM Global Finance. Mr. Miranda earned his bachelor’s degree in business administration from California State University, Hayward and his M.B.A in International Business from St. Mary’s College. Mr. Miranda is on the Board of Directors of One Treasure Island and supports various local community non-profit organizations such as the Grateful Gatherings and Habitat for Humanity.

Izabella Zhu Mitchell: Ms. Mitchell, age 47, is currently serving as Executive Vice President and Chief Risk Officer of the Bank. She joined the Bank in September 2013 as Chief Risk Officer. Ms. Mitchell is responsible for enabling effective and efficient risk governance with forward-looking enterprise risk management approaches as the Bank pursues growth strategies while maintaining safety and soundness. She also oversees regulatory relations, internal audit, consumer compliance, and community development. Prior to joining the Bank, Ms. Mitchell was a Senior Financial Institutions Examiner and a founding and inaugural member of the Examiner Council at the California Department of Financial Protection and Innovation. She has served as Examiner-in-Charge of various large banks, troubled financial institutions, and trust departments. Prior to that, Ms. Mitchell was a financial advisor at Morgan Stanley. Ms. Mitchell earned a master’s degree in public administration in International Development from the Kennedy School at Harvard University and a bachelor’s degree in International Economics from Peking University. Ms. Mitchell is also a Certified Fiduciary Investment Risk Specialist, a Certified Internal Auditor by IIA, and certified in Risk and Information Systems Control by ISACA.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES AND CORPORATE GOVERNANCE MATTERS

Corporate Governance and Community Engagement

We view ourselves as a regional community bank positioned for smart growth—dedicated to maintaining the core values and culture that reflect our brand and commitment to solid, long-term value for all our stakeholders. We incorporate sound governance practices, responsible operational management and community engagement into our business strategy and risk management processes. We believe strong corporate governance is the foundation that upholds public trust in our company, and we are dedicated to conducting business in an ethical, transparent, safe and sound manner.

Environmental. We have a commitment to responsible operational practices and efficiency, and recent initiatives to improve efficiency and reduce resource usage have included:

●	Routine use of e-signing and file sharing technology to support transactional efficiencies and a paperless environment;
●	Video conferencing technologies that reduce travel to and between our offices;
●	Computers, printers and copiers that enter power saving mode when not in use and our IT department recycles our e-waste;
●	Monitoring utility usage at all our facilities;
●	Paper and plastic recycling in all locations, use of electronic records management, and auto shut-off lighting in certain areas;
●	Use of electronic communication rather than paper reports for internal reporting and board reports;
●	Promoting e-statement services by implementation of paper statement fees;
●	Reducing offsite document storage requirements and the overall retention of paper;
●	Paperless invoicing and payments to all vendors where available; and
●	Encouraging business clients to use our remote capture deposit services and retail clients to use mobile deposit services.

Social. We have a commitment to our communities and our employees. We are committed to maintaining a workplace that reflects the communities we serve and that provides equal opportunity for all employees. We have undertaken numerous initiatives focused on employee satisfaction, community development and involvement, and customer satisfaction, and continue to seek ways to enhance our engagement efforts. Our recent efforts have included:

Communities:

●	Serving and strengthening the communities in which we live, work and play, which we believe fosters strong and rewarding relationships with our clients and community partners;
●	Investing in, donating to, and lending within low-or moderate-income communities across California, Washington, New Mexico, Colorado, and Nevada through our Community Reinvestment Act (“CRA”) programs;
●	Support for more than 80 nonprofit organizations, schools, and community-serving initiatives across our footprint through targeted donations, strategic partnerships, and event participation;

●	Employees receive up to 16 hours of paid volunteer time annually to participate in CRA qualifying community development activities; in 2025, employees contributed more than 2,200 volunteer hours across 55 events;
●	Engaging employees and clients in our annual “U Matter” Food Drive, resulting in significant contributions to local food banks and nonprofit partners addressing food insecurity in the communities we serve;
●	Hosting annual shredding events at various branch locations across our footprint to support consumer protection and community engagement;

Our Team:

●	Recruiting, hiring and promoting employees based on their individual ability and experience and in accordance with affirmative action and Equal Employment Opportunity laws and regulations;
●	Summer internships;
●	Financial wellness education materials through our financial planner portal to our employees across the organization;
●	Equitable and competitive compensation packages for our employees, along with a strong work culture centered on highly ethical, team-focused behavior. We provide regular performance feedback and encourage collaboration across the Company through open dialogue and focused execution while encouraging a broad range of experiences and viewpoints;
●	Periodic pay equity reviews covering employees at all levels of our organization;
●	Opportunities for career advancement, job training and leadership development;
●	Comprehensive employee engagement surveys, with a high level of employee participation, to gain perspective on what we do well and our opportunities for improvement;
●	A commitment to identifying and assisting employees who face hardships; and
●	We believe a workforce that reflects the communities we serve enhances our ability to understand and meet customer needs. Our executive management team consists of six individuals, two of whom are women and one of whom self-identifies as a member of an underrepresented group. As of December 31, 2025, our employee population was represented by 70% women and 30% men, and 66% of our employees self-identified as members of minority demographic groups.

In 2022, we formed our senior management committee, consisting of 28 senior officers responsible for building rapport, improving communication and transparency, and identifying areas of strengths and weakness to create a road map for future improvements within the organization and our communities. This committee continues to be an important part of aligning leadership efforts to support our strategic goals and community engagement initiatives

Corporate Governance Matters

Director Independence. The NASDAQ Listing Rules as well as the rules of the SEC, impose several requirements with respect to the independence of our directors, including that a majority of the board be “independent directors,” as that term is defined under the NASDAQ Listing Rules. Our Board of Directors has undertaken a review of the independence of each director in accordance with these rules. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that directors Kendall, Amin, Chaudhary, Guida, Laverne, Magid and Perdue do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these individuals qualifies as is an “independent director” as that term is defined under the NASDAQ Listing Rules. In determining the independence of these individuals, the Board of Directors considered relationships that are not required to be reported under “Certain Relationships and Related Transactions” below, including any loans made by the Bank to these individuals and any deposit accounts that these individuals maintain at the Bank, and all other facts and circumstances our Board of Directors deemed relevant.

Board Leadership Structure and Qualifications. We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. When evaluating potential director candidates, we consider, among other factors, the candidate’s character, judgment, diversity, skills, including financial literacy, and experience in the context of our needs and those of the Board of Directors. We also consider the candidate’s service on boards of other companies and whether such service would impair the candidate’s ability to perform responsibly all director duties for BayCom.

Our Board of Directors does not have a formal policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. It is the Board of Directors’ view that rather than having a rigid policy, the Board of Directors, with the advice and assistance of the CGN Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, reinforcing the leadership role of our Board of Directors in its oversight of our business and affairs.

Board’s Role in Risk Oversight. Our Board of Directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board of Directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of its committees assuming a different and important role in overseeing the management of the risks we face.

The Audit Committee of our Board of Directors oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. The Audit Committee is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting), potential conflicts of interest and engaging as appropriate with the Bank’s risk committee to assess our enterprise-wide risk framework. The Board’s Compensation Committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. In particular, the Compensation Committee, in conjunction with our President and Chief Executive Officer and other members of our management as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The CGN Committee oversees risks associated with the independence of our Board of Directors.

Our senior management is responsible for implementing and reporting to the Board of Directors our risk management processes, including assessing and managing the strategic, operational, regulatory, investment and execution risks we face on a day-to-day basis. Our senior management is also responsible for creating and recommending to our Board of Directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our Board of Directors in risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of senior management having responsibility for assessing and managing risk exposure and with our Board of Directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systematic and effective approach for identifying, managing and mitigating risks throughout our operations.

Board’s Role in Oversight of Information and Cybersecurity. As a financial institution, cybersecurity presents significant operational, regulatory, and reputational risk and is considered an enterprise-wide risk. The Board of Directors oversees cybersecurity risk primarily through its board-level risk committees, which oversee the Company’s Information Security Program and meet at least quarterly. Management oversight is conducted by a cross-functional management team responsible for monitoring compliance with the Information Security Program, reviewing cybersecurity risk assessments, overseeing independent vulnerability assessments and penetration testing, and monitoring vendor risk management and incident response preparedness. Reports from management are provided to the board-level risk committees and the full Board.

The Board receives quarterly cybersecurity briefings from the Director of Information Technology, the Chief Operating Officer, and the Chief Risk Officer, including updates on emerging threats, incident response activities, regulatory developments, and enhancements to cybersecurity frameworks. The Board also periodically conducts cybersecurity resilience reviews, including scenario planning and tabletop exercises, to evaluate preparedness for potential cyber incidents. The board-level risk committees, in coordination with the Audit Committee as part of its oversight of enterprise risk management and internal controls, review cybersecurity-related policies at least annually and receive reports regarding independent audit results. Members of the Board also receive periodic cybersecurity education to support effective oversight.

Insider Trading Policy. BayCom has an insider trading policy governing the purchase, sale, and other dispositions of BayCom’s securities that applies to all Company personnel, including directors, officers, employees, and other covered persons. The Company follows this policy when repurchasing stock. We believe our insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to BayCom. A copy of BayCom’s insider trading policy was filed as Exhibit 19.1 to its Annual Report on Form 10-K for the year ended December 31, 2025.

BayCom’s insider trading policy also prohibits the Company’s directors, officers and employees from holding Company securities in a margin account or pledging Company stock as collateral for a loan. In addition, the policy prohibits directors, officers and employees of the Company from using any financial instruments (including without limitation prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the BayCom’s securities owned by the director, executive officer or employee.

Equity Grant Timing Practices BayCom’s Compensation Committee approves all equity award grants to our NEOs on or before the grant date. Annual equity awards are typically granted to our NEOs on the first trading day following the Company’s year-end. On occasion, the Compensation Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention, or other purposes. The Compensation Committee does not have a practice or policy of granting equity awards in anticipation of the release of material nonpublic information and, in any event, we do not time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs or otherwise for the purpose of affecting the value of executive compensation. In fiscal 2025, equity awards to our NEOs consisted solely of restricted stock grants.

Meetings and Committees of the Board of Directors

Meetings of the Company’s Board of Directors are generally held on a quarterly basis with additional meetings scheduled as the need arises. The current membership of the Bank’s Board of Directors is identical to the Company’s Board of Directors, with the exception of one director of the Bank (Mr. Guarini), who does not serve as a director of the Company. Meetings of the Bank’s Board of Directors are generally held on a monthly basis. For the fiscal year ended December 31, 2025, the Board of Directors of the Company held five regular meetings and four special meetings, and the Board of Directors of the Bank held 11 regular meetings and four special meetings. During fiscal year 2025, no incumbent during his or her term as a director of the Company attended fewer than 75% in the aggregate of the total number of meetings of each Board of Directors and the total number of meetings held by the committees on which he or she served.

Our Board of Directors has a standing Audit Committee, Compensation Committee and CGN Committee. The responsibilities of these committees are described below. Our Board of Directors may also establish such other committees, as it deems appropriate, in accordance with applicable laws and regulations and our corporate governance documents. The following table summarizes the current membership of each of the committees of the Board of Directors.

	Audit	Compensation	CGN
Director Name	Committee	Committee	Committee
Lloyd W. Kendall, Jr.	X	X	X*
William J. Black, Jr.
Christopher F. Baron
Bhupen A. Amin.
Harpreet S. Chaudhary	X*	X
Dennis H. Guida, Jr.	X	X	X
Robert G. Laverne, MD	X	X*	X
Syvia L. Magid.	X	X
Michael J. Perdue		X	X
*	Committee Chair

Audit Committee. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors and risk assessment and risk management. Among other things, the Audit Committee is responsible for:

●	annually reviewing the Audit Committee charter and the Audit Committee’s performance;
●	appointing, evaluating and determining the compensation of our independent auditors;
●	reviewing and approving the scope of the annual audit, the audit fee, the financial statements, significant accounting policy changes, any material weaknesses identified by the independent auditors or the internal audit function and any risk management issues;
●	preparing the Audit Committee report for inclusion in our proxy statement for our annual meeting of shareholders;
●	reviewing disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;
●	assisting the Board of Directors in monitoring our compliance with applicable legal and regulatory requirements;
●	overseeing investigations into complaints concerning financial matters, if any; and
●	reviewing other risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding to engage, outside legal, accounting or other advisors, as the Audit Committee deems necessary to carry out its duties.

All members of the Audit Committee (i) are independent directors, as defined under the NASDAQ Listing Rules; (ii) meet the additional independence criteria for audit committee members set forth in SEC Rule 10A-3(b)(1); (iii) have not participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years; and (iv) are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. The Board of Directors has determined that Mr. Chaudhary meets the requirements adopted by the SEC for qualification as an “audit committee financial expert”. The Audit Committee is required to meet at least quarterly. During 2025, the Audit Committee held five meetings.

Compensation Committee. The Compensation Committee operates under a formal written charter adopted by the Board of Directors. The Compensation Committee is responsible for discharging the board’s responsibilities relating to compensation of our executive officers and directors. Among other things, the Compensation Committee is responsible for:

●	evaluating human resources and compensation strategies;
●	reviewing and approving objectives relevant to executive officer compensation;
●	evaluating performance and recommending the compensation of the Chief Executive Officer in accordance with those objectives;
●	approving any changes to non-equity-based benefit plans involving a material financial commitment;
●	recommending to the Board of Directors compensation for directors; and
●	evaluating its performance in relation to the Compensation Committee charter.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the NASDAQ Listing Rules for compensation committees. The Compensation Committee is required to meet at least twice a year and on an as-needed basis. The Compensation Committee held eight meetings during 2025.

Corporate Governance and Nominating Committee. The CGN Committee operates under a formal written charter adopted by the Board of Directors. The CGN Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the CGN Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. Among other things, the CGN Committee is responsible for:

●	identifying individuals qualified to be directors consistent with the criteria approved by the Board of Directors and recommending director nominees to the full Board of Directors;
●	recommending the appropriate size of the Board of Directors;
●	reviewing nominations submitted by shareholders that comply with the requirements of the Company’s Charter and Bylaws;
●	reviewing proposals submitted by shareholders for business to be conducted at annual meetings of shareholders;
●	annually recommending committee assignments and committee chairs on all committees of the Board of Directors;
●	establishing procedures for the regular ongoing reporting by board members of any developments that may affect their qualifications or independence as directors and making recommendations as deemed appropriate; and
●	taking a leadership role in shaping the corporate governance of our organization.

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company’s Bylaws, nominations for directors by shareholders must be made in writing and delivered to the President of the Company at the Company’s principal executive offices by the later of: (i) the close of business twenty-one (21) calendar days prior to any meeting of shareholders called for the election of directors, or (ii) ten (10) calendar days after the date of mailing of notice of the meeting to shareholders. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s Bylaws. This description is a summary of our nominating process. Any shareholder wishing to propose a director candidate to the Company should review and must comply fully with the procedures set forth in the Company’s Charter and Bylaws, as well as the requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information, see “Shareholder Proposals and Other Information.”

The CGN Committee charter sets forth certain criteria the CGN Committee shall consider in identifying and recommending individuals for nomination to the Board of Directors. In identifying director candidates, the CGN Committee shall take into account all factors it considers appropriate in order for the Company to achieve its strategic business objections and regulatory obligations, which may include, but not be limited to:

●	ensuring that the Board of Directors, as a whole, reflects a broad range of perspectives and backgrounds by considering:
●	individuals with various and relevant business and occupational experience, specialized knowledge or skills (such as an understanding of banking, marketing, finance, regulation and public policy);
●	industry knowledge and experience;
●	financial expertise (including expertise that may qualify a director as an “audit committee financial expert”);
●	level of commitment to the Company’s communities and shared values; and
●	minimum individual qualifications, including:
●	strength of character;
●	integrity and reputation;
●	independence;
●	leadership;
●	mature judgment;
●	familiarity with our business and industry;
●	willingness to commit the necessary time required for board and committee membership; and
●	independence of thought.

The CGN Committee may also consider a candidate’s other directorships and commitments (including charitable obligations), tenure on the Board of Directors, attendance at Board and Committee meetings, stock ownership, the candidate’s ability to work collegially and the extent to which the candidate would fill a present need on the Board of Directors. An overriding principle is that all appointments to the Board of Directors shall be based upon merit and suitability of the candidate to the particular role being filled.

The CGN Committee is composed solely of independent directors, as defined under the NASDAQ Listing Rules. The CGN Committee is required to meet at least once a year and on an as-needed basis. The CGN Committee met one time during 2025.

Committee Charters. The charters of the Audit, Compensation, and CGN Committees are posted on our website at www.unitedbusinessbank.com under “About Us — Investor Information.”

Code of Ethics

We have adopted a code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions, and to all of our other employees as well as our directors. You may obtain a copy of the code of business conduct and ethics free of charge by writing to the Corporate Secretary of BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596, or by calling 925-476-1800. In addition, the Code of Business Conduct and Ethics is available on our website at www.unitedbusinessbank.com under “About Us — Investor Information.”

Communications with Directors

Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should write to Lloyd Kendall, Jr., Chairman of the Board of the Company, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596.

Attendance Policy at Annual Meetings

Although we do not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings. All of the Company’s directors at that time were in attendance at last year’s annual shareholder meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The NEOs of BayCom for the year ended December 31, 2025, are George J. Guarini, our former President and Chief Executive Officer, Janet L. King, our former Senior Executive Vice President and Chief Operating Officer and Keary L. Colwell, our former Senior Executive Vice President, Chief Financial Officer and Corporate Secretary. As indicated under “Leadership Transition,” Mr. Guarini, Ms. King and Ms. Colwell ceased to be executive officers effective April 10, 2026.

The following table presents compensation awarded in the years ended December 31, 2025 and 2024 to the NEOs or paid to or accrued for them for services rendered during those years.

					Non-equity
				Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation(2)	Compensation(3)	Total
George J. Guarini	2025	$745,856	$—	$186,464	$520,363	$350,358	$1,803,041
Former President and Chief	2024	724,132	—	181,041	213,908	31,080	1,150,161
Executive Officer

Janet L. King	2025	$430,301	$—	$107,575	$257,363	$110,971	$906,210
Former Senior Executive Vice	2024	417,768	—	104,454	105,779	24,900	652,901
President and Chief
Operating Officer

Keary L. Colwell	2025	$430,301	$—	$107,575	$257,363	$111,171	$906,410
Former Senior Executive Vice	2024	417,768	—	104,454	105,779	25,400	653,401
President, Chief Financial
Officer and Corporate
Secretary
(1)	The amounts in this column are calculated using the grant date fair value of the award under Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), based on the number of restricted shares awarded and the grant date fair value of the Common Stock on the date the award was made. The assumptions used in the calculations of the grant date fair value amounts are included in Note 17 of the Notes to Consolidated Financial Statements contained in “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2025. For additional information regarding the restricted stock awards to the NEOs, see “— Employment Agreements with Mr. Guarini, Ms. King and Ms. Colwell” and “— Equity Incentive Plans” below.
(2)	For additional information, see “— Annual Bonus” below.
(3)	The amounts represented for the year ended December 31, 2025, consist of the following:

	401(k)		Supplemental
	Matching	Automobile	Retirement
Name	Contribution	Allowance	Agreements(a)	Other(b)	Total
George J. Guarini	$14,000	$9,600	$ 318,778	$7,980	$350,358
Janet L. King	14,000	9,600	84,941	2,430	110,971
Keary L. Colwell	14,000	9,600	84,941	2,630	111,171
(a)	For additional information, see “— Annual Bonus” and “—Other Savings, Retirement and Benefit Plans-Executive Supplemental Retirement Agreements” below
(b)	Consists of country club dues of $5,460 for Mr. Guarini with the balance representing split dollar life insurance premiums paid on behalf of Mr. Guarini and the other NEOs.

Employment Agreements with Mr. Guarini, Ms. King and Ms. Colwell

Effective March 5, 2021, and as further amended effective January 17, 2024, the Company and the Bank entered into amended and restated employment agreements with Mr. Guarini, Ms. King, and Ms. Colwell. The agreements provide for minimum annual base salaries (currently $745,856 for Mr. Guarini and $430,301 for each of Ms. King and Ms. Colwell), incentive bonuses, an $800 monthly automobile allowance, group insurance and life insurance benefits, and participation in Company benefit plans. Each agreement also provides for indemnification and coverage under the Company’s D&O liability insurance policy.

The agreements provide for an annual restricted stock grant in the first quarter of each year equal in value to 25% of the executive’s year-end base salary, vesting 20% per year over five years beginning on the one-year anniversary of the grant date. For 2025, Mr. Guarini, Ms. King, and Ms. Colwell received Annual Awards of 6,470, 3,733 and 3,733 shares, respectively. For 2024, the corresponding awards were 6,910, 3,986 and 3,986 shares. All equity awards vest immediately upon a termination without cause, death or disability, a change in control without a replacement award, or a termination for good reason.

If, within one year following a change in control, an executive is terminated without cause or resigns for good reason, the executive is entitled to a lump sum severance payment equal to three times the sum of (a) then-current base salary, (b) the prior year’s incentive bonus, and (c) the grant date value of the current or most recent Annual Award. If terminated without cause prior to a change in control, the same aggregate amount is paid over 24 months (12 months for Ms. King and Ms. Colwell), with 24 months of continued health insurance coverage. Severance payments are subject to reduction under Section 280G of the Internal Revenue Code by the minimum amount necessary so that no portion of the severance payments and benefits, together with any other change in control payments or benefits to the executive, constitutes a "parachute payment," but only if doing so would result in a greater net after-tax benefit to the executive. If the payments and benefits are not reduced and are treated as parachute payments, the executive will be subject to a 20% excise tax on the amount by which the parachute payments exceed one times the executive's average taxable compensation for the preceding five calendar years, and such excess will not be deductible by the Company or the Bank for federal income tax purposes. Each agreement also contains a one-year post-termination confidentiality obligation.

On April 7, 2026, in connection with the Leadership Transition, the Board approved the involuntary termination without cause of Mr. Guarini, Ms. King, and Ms. Colwell, with written notice delivered in accordance with the 90-day notice requirement under their respective agreements. As a result, each executive will receive the following upon their Separation Date: Mr. Guarini will receive (i) a cash severance payment of $4,414,230, payable over 24 months, (ii) 24 months of continued health insurance benefits, and (iii) immediate vesting of 22,109 shares of unvested restricted stock. Ms. King and Ms. Colwell will each receive (i) a cash severance payment of $2,417,692, payable over 12 months, (ii) 24 months of continued health insurance benefits, and (iii) immediate vesting of 12,548 shares of unvested restricted stock. All cash severance payments are subject to the Section 409A delay applicable to installments that would exceed $720,000 during the first 185 days following the Separation Date. Through the Separation Date, Mr. Guarini, Ms. King, and Ms. Colwell will continue as full-time, non-executive employees providing transition assistance to the new executive team.

Annual Bonus

The NEOs participated in an annual cash incentive bonus program (the “Annual Bonus Plan”) that provided incentive compensation tied to the achievement of performance goals established annually by the Board of Directors under the Company’s annual business and profit plan (the “Performance Plan”). Performance objectives typically include targets relating to earnings, loan and deposit growth, credit quality, operating efficiency, strategic initiatives, and regulatory and compliance matters, which are established annually.

Under the Annual Bonus Plan, the NEOs could earn between 0% and 150% of their target annual incentive award, with no bonus payable if actual performance was below 75% of target for a given objective. The Board of Directors retains discretion to adjust awards upward or downward. Participants must be continuously employed for the full fiscal year, except that awards may be prorated in the event of death, disability, or a change in control during the year. The incentive bonus will not be prorated if the executive’s employment terminates for any other reason during such fiscal year.

For 2025 and 2024, the target annual incentive awards were 70% of base salary for Mr. Guarini and 60% of base salary for each of Ms. King and Ms. Colwell. The 2025 performance objectives included targets for loan and deposit growth, credit quality, operating efficiency, strategic initiatives, and compliance/risk management practices, and each NEO earned 99.7% of his or her target award. The 2024 performance objectives included the same categories, and each NEO earned 42.2% of his or her target award. No discretionary adjustments were made by the Board of Directors for either year. The annual cash incentives for both years are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

In addition to the cash bonuses payable under our Annual Bonus Plan, the level of performance achieved with respect to the performance goals also affects the Company’s annual contributions to the deferred compensation agreements. Deferred compensation contributions are made only when overall performance exceeds 75% of target performance objectives. The contributions made for 2025 pursuant to the deferred compensation agreements are reflected under the “All Other Compensation” column in the Summary Compensation Table. No such contribution was made for 2024 because the overall level was below 75% of target. For additional information, see “Other Savings, Retirement and Benefit Plans — Executive Supplemental Retirement Agreements” below.

Equity Incentive Plan

In 2024, we adopted, and the shareholders of the Company approved, the BayCom Corp 2024 Omnibus Incentive Plan (which we refer to as the 2024 Plan) in which our employees, executive officers and/or directors and consultants may participate. The 2024 Plan provides for the issuance of up to 500,000 shares of Common Stock pursuant to awards of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. As of December 31, 2025, 464,178 shares remained available for future awards under the 2024 Plan.

The 2024 Plan is administered by the Compensation Committee of the Board of Directors of the Company. For information relating to the equity awards granted to Mr. Guarini, Ms. King and Ms. Colwell under the 2024 Plan during 2025, see “Employment Agreements with Mr. Guarini, Ms. King and Ms. Colwell” above.

Other Savings, Retirement and Benefit Plans

Executive Supplemental Retirement Agreements. Effective January 1, 2014, the Bank entered into an executive supplemental retirement agreement with Mr. Guarini, and effective July 1, 2017, the Bank entered into similar agreements with Ms. King and Ms. Colwell. Each of the agreements were amended and restated effective as of February 22, 2018, and Mr. Guarini’s agreement was further amended and restated effective June 20, 2023.

The agreements provide that the NEOs will receive supplemental retirement benefits for a period of 15 years, with the retirement benefits to be based upon each NEO’s vested accrued liability balance. Under the terms of the agreements, the Bank made annual contributions to each NEO’s account based on the extent to which the performance goals under the Performance Plan were achieved each year, with a minimum contribution of 6.19% (2.75% for Ms. King and Ms. Colwell) of the NEO’s base salary if the overall performance was at 75% of target with a maximum contribution of 61.36% (27.27% for Ms. King and Ms. Colwell) of the NEO’s base salary if the overall performance was at 125% of target. If overall performance was at the target level, the annual contribution was equal to 45.0% (20.0% for Ms. King and Ms. Colwell) of the NEO’s base salary. No annual contribution was made if the overall performance was below 75% of target. The performance goals under the Performance Plan were subject to change each year. Each NEO’s account balance is credited with interest each year based on the average Citigroup Pension Liability Index for the applicable year (the “applicable interest rate”).

Mr. Guarini is currently 100% vested in his account balance. Ms. King and Ms. Colwell became 99% vested in their account balances as of January 1, 2026, and will become 100% vested on the Separation Date due to the involuntary termination of their employment without cause in connection with the Leadership Transition. In accordance with the agreements, Mr. Guarini’s, Ms. King’s and Ms. Colwell’s vested account balances will be used to calculate an annuity payable to them on a monthly basis for 180 months by applying the applicable interest rate.

The contribution expense recognized for the year ended December 31, 2025 with respect to each NEO under their respective supplemental retirement agreement is reflected under “All Other Compensation” in the Summary Compensation Table above. No such expense was recognized for the year ended December 31, 2024 because, as indicated under “Annual Bonus,” the applicable performance metric was not met for that year.

Split Dollar Life Insurance Benefits. The Bank has purchased life insurance policies on Mr. Guarini, Ms. King, and Ms. Colwell and has entered into a Joint Beneficiary Agreement with each of them (effective January 1, 2014 for Mr. Guarini and April 17, 2018 for Ms. King and Ms. Colwell, each as amended June 20, 2023). Under these agreements, if the NEO is employed by the Bank at the time of his or her death, the NEO’s beneficiaries are entitled to receive an amount equal to the “Accrued Liability Balance” (as defined in the NEO’s SERP) plus the lesser of (i) $1.5 million or (ii) 50% of the amount by which the total policy proceeds exceed the cash value of the policy. In the event the NEO separates from service for any reason other than death, neither the NEO nor his or her beneficiaries are entitled to receive any portion of the insurance proceeds.

As described under “Leadership Transition,” Mr. Guarini, Ms. King, and Ms. Colwell will each be deemed to have separated from service with the Bank on July 6, 2026, the Separation Date. Accordingly, following the Separation Date, no death benefits will be payable to any of their beneficiaries under the Joint Beneficiary Agreements, and the Bank will retain all proceeds under the applicable policies.

The Bank owns and pays the premiums on these policies, and the premiums paid are included in the “All Other Compensation” column of the Summary Compensation Table. As of December 31, 2025, prior to the Leadership Transition, the survivor’s benefit under the agreements was $1.3 million for Mr. Guarini, $1.5 million for Ms. King, and $1.4 million for Ms. Colwell.

401(k) Profit Sharing Plan. We maintain a 401(k) Profit Sharing Plan (the “401(k) Plan”), which is a tax-qualified defined contribution savings plan for all of our eligible employees, including each of the NEOs. Under the 401(k) Plan, each participating employee who meets a minimum service requirement is permitted to contribute to the 401(k) Plan through payroll deductions (the “salary deferral contributions”) up to the maximum amount allowable by law, thereby deferring taxes on all or a portion of these amounts. We match 100% of the first 3% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan and 50% of the next 2% of the pay that an employee contributes on a pre-tax basis to the 401(k) Plan. We may also make discretionary matching and profit-sharing contributions to the 401(k) Plan on behalf of the employee in such amounts as may be determined by our Board of Directors. Any employer matching or profit-sharing contribution vests 100% after a participant has completed three years of service, provided that any such contribution which has not yet vested will vest upon the participant’s attainment of age 65 or upon the participant’s death or permanent disability. We may also make additional special contributions to the 401(k) Plan, which vest immediately. Participants are entitled to receive their salary deferral contributions and vested benefits under the 401(k) Plan upon termination of employment, retirement, death or disability. Participants have the right to self-direct all of their salary deferral contributions. The matching contributions made by the Bank for the years ended December 31, 2025 and 2024 on behalf of the NEOs are reflected under “All Other Compensation” in the Summary Compensation Table above.

Other benefits. We currently provide health benefits to our employees, including hospitalization and comprehensive medical benefits, dental insurance, life and short-term and long-term disability insurance, subject to certain deductibles and copayments by employees. These plans are generally available to all our salaried employees and do not discriminate in scope, terms or operation in favor of our executive officers.

Outstanding Equity Awards at December 31, 2025

The following table sets forth information regarding outstanding restricted stock awards, which were the only type of equity awards held by each NEO at December 31, 2025. As described under “—Employment Agreements with

Mr. Guarini, Ms. King and Ms. Colwell,” in connection with their termination without cause, all unvested restricted stock awards held by the NEOs will vest in full on the Separation Date.

	Stock Awards
	Number of	Market Value
	Unvested	of Unvested
Name	Shares(1)	Shares(2)	Vesting Date
George J. Guarini	5,477	$161,024	1/1/2026
	3,216	94,550	1/2/2026
	5,169	151,967	1/1/2027
	1,382	40,631	1/2/2027
	3,388	99,607	1/1/2028
	1,382	40,631	1/2/2028
	1,554	45,688	1/1/2029
	1,382	40,631	1/2/2029
	1,382	40,631	1/2/2030
Total	24,332	$715,361

Janet L. King	2,460	$72,324	1/1/2026
	1,856	54,566	1/2/2026
	2,777	81,644	1/1/2027
	797	23,432	1/1/2027
	1,954	57,448	1/1/2028
	797	23,432	1/2/2028
	896	26,342	1/1/2029
	797	23,432	1/2/2029
	797	23,432	1/2/2030
Total	13,131	$386,051

Keary L. Colwell	2,460	$72,324	1/1/2026
	1,856	54,566	1/2/2026
	2,777	81,644	1/1/2027
	797	23,432	1/1/2027
	1,954	57,448	1/1/2028
	797	23,432	1/2/2028
	896	26,342	1/1/2029
	797	23,432	1/2/2029
	797	23,432	1/2/2030
Total	13,131	$386,051
(1)	Excludes restricted stock awards of 6,470 shares, 3,733 shares and 3,733 shares granted to Mr. Guarini, Ms. King and Ms. Colwell, respectively, on January 2, 2026. These awards were scheduled to vest in 20% annual increments beginning on the first anniversary of the grant date. However, in connection with their termination without cause, these awards, along with all of their other outstanding restricted stock awards, will vest in full on the Separation Date pursuant to the terms of their respective employment agreements.
(2)	Based on the $29.40 closing price of a share of our Common Stock as quoted on The NASDAQ Stock Market on December 31, 2025, the last trading day of the year. Totals may not foot due to rounding.

Employment Arrangements with Newly Appointed Executive Officers

In connection with the Leadership Transition, effective April 13, 2026, the Company and the Bank entered into employment agreements with Mr. Baron and Mr. Black and delivered an offer letter to, and entered into a change in control agreement with, Mr. Thompson. As Mr. Baron, Mr. Black, and Mr. Thompson commenced employment after December 31, 2025, they are not named executive officers for purposes of this proxy statement, and no compensation earned by them is reflected in the Summary Compensation Table. A description of the material terms of their compensation arrangements is provided below. This description is a summary only and is qualified in its entirety by reference to the full text of the applicable documents included as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on April 9, 2026.

William J. Black, Jr. — Executive Vice Chair: The Company and the Bank entered into an employment agreement with Mr. Black effective April 13, 2026, with an initial term of three years, subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice of non-renewal. The agreement provides for an annual base salary of $675,000, subject to increase at the discretion of the Board; an annual cash incentive bonus with a target of 75% of base salary (maximum payout of 150% of target), based on financial and operational performance metrics established annually by the Compensation Committee, payable no later than March 15 following the applicable fiscal year end; annual restricted stock grants beginning in 2027 equal in value to 25% of his then-current base salary, vesting ratably at 20% per year over five years from the date of grant; a monthly automobile allowance of $800; and participation in the Company’s group insurance and other employee benefit plans. Upon termination by the Company or the Bank without Cause or resignation by Mr. Black for Good Reason, Mr. Black is entitled to a lump sum cash severance payment equal to two times the sum of his annual base salary and target cash incentive bonus for the year of termination, increasing to three times such sum if the termination occurs within six months prior to or within 24 months following a Change in Control, plus 24 months of continued health insurance benefits in either case, conditioned upon execution of a general release of claims. Upon a termination for Cause or resignation without Good Reason, Mr. Black is entitled only to accrued but unpaid compensation and benefits.  To the extent any payments to Mr. Black would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code that are subject to excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced only if the net after-tax benefit to Mr. Black of the reduced payments exceeds the net after-tax benefit of receiving the full payments subject to the excise tax. Mr. Black is also subject to confidentiality, non-solicitation and non-disparagement obligations under the employment agreement. Capitalized terms used but not defined in this summary have the meanings set forth in Mr. Black’s employment agreement.

Christopher F. Baron — President and Chief Executive Officer: The Company and the Bank entered into an employment agreement with Mr. Baron effective April 13, 2026 on substantially the same terms as Mr. Black’s employment agreement described above, including the same base salary, bonus target, annual restricted stock grant terms, automobile allowance, benefit plan participation, confidentiality and non-solicitation obligations, and Section 280G treatment. The sole material difference from Mr. Black’s agreement is the severance benefit: upon termination without Cause or resignation for Good Reason, Mr. Baron is entitled to a lump sum cash severance payment equal to two times the sum of his annual base salary and target cash incentive bonus, plus 24 months of continued health insurance benefits, conditioned upon execution of a general release of claims, with no enhanced multiplier in the change in control context.

Kevin L. Thompson — Executive Vice President, Chief Financial Officer and Corporate Secretary: Mr. Thompson’s employment with the Company and the Bank is at-will. His compensation arrangements provide for an annual base salary of $450,000; an annual cash incentive bonus with a target of 60% of base salary (maximum payout of 150% of target), based on financial and operational performance metrics established annually by the Compensation Committee, payable no later than March 15 following the applicable fiscal year end; annual restricted stock grants beginning in 2027 equal in value to 20% of his then-current base salary, vesting ratably at 20% per year over five years from the date of grant; and participation in the Company’s group insurance and other employee benefit plans on the same terms as provided to the most senior executives of the Company and the Bank. Mr. Thompson does not have a severance arrangement outside of a change in control context.

In connection with his appointment, the Company and the Bank entered into a Change in Control Agreement with Mr. Thompson effective April 13, 2026, with an initial term expiring March 5, 2029, subject to automatic one-year renewals commencing March 5, 2027, unless either party provides at least 30 days’ prior written notice of non-renewal. Under the Change in Control Agreement, if Mr. Thompson’s employment is terminated within one year following a

Change in Control by the Company or the Bank without Cause or by Mr. Thompson for Good Reason, and subject to execution of a general release of claims, Mr. Thompson is entitled to: (i) a lump sum cash severance payment equal to one times the sum of his annual base salary and the prior year’s cash incentive bonus; and (ii) 12 months of continued health insurance benefits. Capitalized terms used but not defined in this summary have the meanings set forth in Mr. Thompson’s Change in Control Agreement.

ay
PAY VERSUS PERFORMANCE

The following table sets forth information concerning the compensation of the NEOs for the fiscal years ended December 31, 2025, 2024 and 2023 and certain measures of our financial performance for those years.

				Average	Value of Initial Fixed
	Summary		Average Summary	Compensation	$100 Investment
	Compensation	Compensation	Compensation Table	Actually Paid to	Based on:
	Table Total	Actually Paid	Total for Non-PEO	Non-PEO	Total Shareholder	Net Income (in
Year	for PEO (1)	to PEO (2)	NEOs (3)	NEOs (4)	Return (5)	thousands) (6)
2025	$1,803,041	$1,716,723	$906,310	$844,431	$143.52	$23,931
2024	1,150,161	1,094,841	653,151	606,910	143.52	23,614
2023	1,111,457	1,202,671	633,209	634,647	126.40	27,425
(1)	Represents the total compensation of our principal executive officer (“PEO”), as reported in the Summary Compensation Table for each year indicated. Mr. Guarini was the only person who served as our PEO during those years.
(2)	Represents the “compensation actually paid” to Mr. Guarini, as calculated in accordance with Item 402(v) of Regulation S-K. The following table presents the adjustments made to Mr. Guarini’s Summary Compensation Table total for each year to determine his compensation actually paid.

Adjustments to Determine Compensation Actually Paid to PEO	2025	2024	2023
Summary Compensation Table Total	$1,803,041	$1,150,161	$1,111,457
Adjustments:
Less: amounts reported under the “Stock Awards” column in the Summary Compensation Table	186,464	181,041	174,070
Plus: fair value as of the end of the covered year of awards granted during the covered year that remained outstanding and unvested as of the end of the covered year	17,212	28,441	42,283
Plus: change in fair value from prior year-end to the end of the covered year of awards granted prior to the covered year that were outstanding and unvested as of the end of the covered year	34,496	56,622	80,859
Plus: change in fair value from prior year-end to the vesting date of awards granted prior to the covered year that vested during the covered year	30,189	30,189	127,476
Plus: dividends or other earnings paid during the covered year prior to vesting date of award	18,249	10,469	14,666
Compensation Actually Paid	$1,716,723	$1,094,841	$1,202,671
(3)	Represents the average of the total compensation of each of our non-PEO NEOs (Ms. King and Ms. Colwell), as reported in the Summary Compensation Table for each year indicated. Ms. King and Ms. Colwell were our only non-PEO NEOs for those years.
(4)	Represents the average of the compensation actually paid to our non-PEO NEOs, as calculated in accordance with Item 402(v) of Regulation S-K. The following table presents the adjustments made to the average of the non-PEO NEOs’ Summary Compensation Table totals for each year to determine their average compensation actually paid.

Adjustments to Determine Average Compensation Actually Paid to Non-PEO NEOs	2025	2024	2023
Summary Compensation Table Total	$906,310	$653,151	$633,209
Adjustments:
Less: amounts reported under the “Stock Awards” column in the Summary Compensation Table	107,575	104,454	100,428
Plus: fair value as of the end of the covered year of awards granted during the covered year that remained outstanding and unvested as of the end of the covered year	8,546	13,049	24,392
Plus: change in fair value from prior year-end to the end of the covered year of awards granted prior to the covered year that were outstanding and unvested as of the end of the covered year	17,123	29,721	32,192
Plus: change in fair value from prior year-end to the vesting date of awards granted prior to the covered year that vested during the covered year	10,179	10,179	39,287
Plus: dividends or other earnings paid during the covered year prior to vesting date of award	9,848	5,264	5,995
Compensation Actually Paid	$844,431	$606,910	$634,647
(5)	Represents the cumulative three-year total return to shareholders of our common stock and assumes that the value of the investment was $100 on December 31, 2022, and that the subsequent dividends were reinvested. The stock price performance included in this column is not necessarily indicative of future stock price performance.
(6)	Represents our reported net income for each year indicated.

The following graphs show the relationship between the compensation actually paid to our PEO and the average of the compensation actually paid to our other NEOs to our total shareholder return and net income over the three most recently completed fiscal years.

CAP vs. Total Shareholder Return (TSR)
CAP ($ in Thousands)
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$0
$160.00
$155.00
$150.00
$145.00
$140.00
$135.00
$130.00
$125.00
$120.00
$115.00
$110.00
$105.00
$100.00
TSR
2023
2024
2025
PEO Pay
Avg. NEO Pay
TSR

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or awarded to each of the Company’s non-employee directors during 2025. All compensation paid to the non-employee directors reflects their service on both the Company and Bank Boards of Directors, on which all non-employee directors served during 2025. Mr. Guarini, Ms. King, and Ms. Colwell received no additional compensation for their service as directors of the Company, and Mr. Guarini received no additional compensation for his service as a director of the Bank.

	Fee Earned
	or Paid	Stock	Total
Name	in Cash	Awards(1)	Compensation
Lloyd W. Kendall, Jr.	$70,600	$40,002	$110,602
Bhupen B. Amin	45,000	40,002	85,002
Harpreet S. Chaudhary	50,800	40,002	90,802
Dennis H. Guida, Jr.	40,600	40,002	80,602
Robert G. Laverne, MD	33,000	40,002	73,002
Syvia L. Magid	31,000	40,002	71,002
(1)	Amounts reported in this column represent the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value amount is based on the per share closing price of our Common Stock on the date the award was made. A total of 1,419 shares of restricted stock were held by each director in the table above as of December 31, 2025.

BayCom Director Compensation Program

During 2025, our director compensation program provided the following compensation for non-employee members of our Board of Directors, all of which are currently paid at the Bank level:

●	A monthly cash retainer of $2,250 for service on the Board of Directors;
●	An additional monthly cash retainer of $2,500 for the Chairman of the Board of Directors (Mr. Kendall);
●	A monthly cash retainer of $250 for service on the Audit Committee;
●	An additional monthly cash retainer of $850 for the Chairman of the BayCom Audit Committee (Mr. Chaudhary);
●	A quarterly cash retainer of $250 for service on the Compensation Committee; and
●	An additional quarterly cash retainer of $500 for the Chairman of the Compensation Committee (Dr. Laverne).

We reimburse all directors for reasonable and substantiated out-of-pocket expenses incurred in connection with the performance of their duties as directors. We also pay the premiums on directors’ and officers’ liability insurance.

A restricted stock award of 1,419 shares of Common Stock was granted to each of our non-employee directors on July 1, 2025, which awards are scheduled to vest one year following the date of grant.

Subsequent Director Appointments

In connection with the Leadership Transition, Messrs. Black and Baron were appointed to the Boards of Directors of the Company and the Bank effective April 13, 2026. Messrs. Black and Baron are compensated solely in their capacities as executive officers of the Company and the Bank and receive no additional compensation for their service as directors. Mr. Perdue was appointed to the Boards of Directors of the Company and the Bank effective April 22, 2026 and will participate in the BayCom Director Compensation Program described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, our directors, more than 5% beneficial owners of our Common Stock, and immediate family members of these persons and entities. We generally refer to transactions with these related persons as “related party transactions.”

In the ordinary course of our business, we have engaged and expect to continue engaging through the Bank in ordinary banking transactions with our directors, executive officers, their immediate family members and their affiliated entities, including loans to and deposit relationships with such persons. Any such loan was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features to us. All loans that the Bank makes to directors and executive officers are subject to regulations of the Bank’s primary regulators restricting loans and other transactions with affiliated persons of the Bank. Loans to all directors and executive officers and their immediate family members and their affiliated entities totaled $17.8 million and $18.3 million at December 31, 2025 and 2024, which was 5.3% and 5.7% of our consolidated total shareholders’ equity at those dates, respectively. Deposits of all directors and executive officers and their immediate family members and their affiliated entities totaled $6.9 million and $10.8 million at December 31, 2025 and 2024, respectively.

During 2025 and 2024, there were no related party transactions between the Company and any of its related persons, except for the loans and deposits discussed above.

PROPOSAL II. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are including in this proxy statement and will present at the Annual Meeting an advisory (non-binding) vote on executive compensation, referred to in this document as the Say-on-Pay Vote. The Say-on-Pay Vote is intended to give shareholders the opportunity to endorse or not endorse the compensation of the Company’s NEOs as disclosed in this proxy statement. The Say-on-Pay Vote at our annual meeting of shareholders held in 2025, which related to our 2024 executive compensation, was approved by approximately 96% of shareholder votes cast.

The Say-on-Pay Vote will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including compensation tables and narrative discussion, is hereby APPROVED.

The Say-on-Pay Vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty to the Board. Nor will it affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of our compensation programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value.

Section 14A of the Exchange Act requires that at least once every six years we hold a non-binding, advisory vote on the frequency of future say-on-pay votes, with shareholders having the choice of every year, every two years or every three years. We held our last frequency vote in 2024, and the most votes were received for a frequency of every year. Our Board of Directors determined, in light of those results, that we would include a Say-on-Pay Vote in our annual meeting proxy materials every year until the next required say-on-pay frequency vote is held, which will be at the 2030 annual meeting of shareholders.

Our Board of Directors recommends that shareholders vote FOR this proposal.

PROPOSAL III - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Baker Tilly, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2026. Representatives of Baker Tilly have been invited to be present at the Annual Meeting, and we expect that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Shareholder ratification of the appointment of Baker Tilly as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board of Directors, however, is submitting the appointment of Baker Tilly to the shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Baker Tilly as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

Audit Committee Pre-Approval Policy

Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

Changes in Accountants

On June 3, 2025, the Company was notified that Moss Adams LLP (“Moss Adams”), then the Company’s independent registered public accounting firm, merged with Baker Tilly effective on June 3, 2025. In connection with the notification of the merger, Moss Adams resigned as the auditors of the Company and the Audit Committee of the Company’s Board of Directors approved the appointment of Baker Tilly, as the successor to Moss Adams, as the Company’s independent registered public accounting firm.

The audit reports of Moss Adams on the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2024 and 2023, and the subsequent interim period through June 3, 2025, there were no (a) disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Moss Adams’ satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2024 and 2023, and the subsequent interim period through June 3, 2025, neither the Company, nor anyone on its behalf, consulted with Baker Tilly regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that item, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Moss Adams with a copy of the disclosure contained in its Current Report on Form 8-K filed by the Company with the SEC on June 5, 2025 (the “Form 8-K”) and requested that Moss Adams furnish the Company with a letter addressed to the SEC stating whether it agreed with the statements contained in the Form 8-K. A copy of Moss Adams’ letter to the SEC, dated June 3, 2025, was filed as Exhibit 16.1 to the Form 8-K.

Principal Accountant Fees and Services

During the years ended December 31, 2025 and 2024, the Company’s independent registered public accounting firm, Baker Tilly (into which the Company’s prior auditor, Moss Adams, merged effective June 3, 2025), provided various audit and professional services to the Company. The aggregate fees billed to the Company by Baker Tilly and its affiliates for these services for the fiscal years ended December 31, 2025 and 2024 were as follows:

	Year Ended December 31,
	2025	2024
Audit Fees	$781,089	$770,453
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$781,089	$770,453

“Audit Fees” for 2025 and 2024 were comprised of professional services rendered in connection with the audit of the Company’s annual financial statements and for the required review of financial information included in the Company’s Quarterly Reports on Form 10-Q. Fees for 2024 also include professional services rendered in connection with the Company’s Registration Statement on Form S-8 filed with the SEC in 2024.

No fees were billed by Baker Tilly for professional services rendered for services or products other than those listed above for 2025 and 2024. The Audit Committee has determined that the services provided by Baker Tilly as set forth herein are compatible with maintaining Baker Tilly’s independence.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting materials” or to be filed with the SEC, nor shall said information be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding the incorporation by reference of this proxy statement into any such filing.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2025, with management. The Audit Committee has discussed with Baker Tilly, our independent registered public accounting firm for the fiscal year ended December 31, 2025, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received the written disclosures and the letter from Baker Tilly required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Baker Tilly its independence.

Based on the Audit Committee’s review and discussions noted above, it recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

The foregoing report is furnished by the Audit Committee of the Board of Directors:

Harpreet S. Chaudhary (Chair)	Syvia L. Magid
Lloyd W. Kendall, Jr.	Robert G. Laverne, MD
Dennis H. Guida, Jr.

SHAREHOLDER PROPOSALS AND OTHER INFORMATION

In order to be eligible for inclusion in our proxy materials for next year’s annual meeting of shareholders, any shareholder proposal for that meeting must be received by the Company’s Corporate Secretary at BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, 94596 by December 30, 2026. If, however, the date of next year’s annual meeting of shareholders is before May 17, 2027 or after July 16, 2027, any such proposal must be received at the Company’s principal executive office a reasonable time before the Company begins to print and send its proxy materials for that meeting to be eligible for inclusion in those proxy materials. Any such proposal will be subject to the requirements of Rule 14a-8 under the Exchange Act and as with any shareholder proposal regardless of whether included in our proxy materials, our Charter and Bylaws and California law.

Our Bylaws contain additional notification requirements for shareholder proposals submitted outside of Rule 14a-8. In order to be considered for presentation at the next annual meeting, written notice of a shareholder proposal containing the information specified in Section 2.4 of our Bylaws must be given to the President of the Company and be delivered to or mailed to and received at the Company’s principal executive offices, not more than 60 calendar days prior to the annual meeting and not more than 10 calendar days after the date of the notice of such meeting is sent to shareholders; provided, however that if less than 10 calendar days’ notice of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the President of the Company no later than the time fixed in the notice of the annual meeting for the opening of such meeting.

Nominations of persons for election to the Company’s Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice and information procedures set forth in the Company’s Bylaws. Pursuant to Article III, Section 3.3 of the Company’s Bylaws, nominations for directors by shareholders must be made in writing and delivered to the President of the Company at the Company’s principal executive offices by the later of: (i) the close of business 21 calendar days prior to any meeting of shareholders called for the election of directors, or (ii) ten calendar days after the date of mailing of notice of the meeting to shareholders. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in Article III, Section 3.3 of the Company’s Bylaws.

Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in connection with the Company’s next annual meeting of shareholders must also provide notice to the Company that contains the information required by Rule 14a-19(b) under the Exchange Act no later than April 17, 2027. If, however, the date of the Company’s next annual meeting of shareholders is before May 17, 2027 or after July 16, 2027, this notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company. The notice required by Rule 14a-19(b) is in addition to the advance notice required under Article III, Section 3.3 of the Company’s Bylaws for shareholders desiring to submit director nominations.

FORM 10-K

This proxy statement is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2025 (“Form 10-K”) filed with the SEC (excluding exhibits). We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements. Although the Form 10-K is being provided to shareholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference. To request a copy of the Form 10-K with exhibits, call or write to: BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, CA 94596, Attention: Julia Colwell, Shareholder Relations; telephone number (925) 476-1843. Alternatively, copies of these documents may be obtained from our website, www.unitedbusinessbank.com, by clicking the “About Us” link and then the “Investor Relations” link.

OTHER MATTERS

We are not aware of any business to come before the Annual Meeting other than those matters described in this proxy statement. However, if any other matter should properly come up before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

BAYCOM CORP

Annual Meeting of Shareholders
June 16, 2026 at 2:30 p.m. PDT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints William J. Black, Jr. and Christopher F. Baron, or either of them, with full power of substitution and re-substitution, as proxies to represent and vote all shares of common stock of BayCom Corp (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on June 16, 2026, at 2:30 p.m. PDT, or any adjournment or postponement thereof.

THE PROXIES ARE FURTHER AUTHORIZED TO VOTE, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The Board of Directors recommends a vote “FOR” the election of each director nominee named in Proposal 1, and “FOR” Proposal 2 and 3.

1.	To elect nine (9) directors to serve as members of the Board of Directors of the Company, each for a one-year term

	FOR	WITHHOLD	Shares Voted For Nominee (Cumulative Voting Use Only*)
01. Bhupen B. Amin	☐	☐
02. Christopher F. Baron	☐	☐
03. William J. Black, Jr.	☐	☐
04. Harpreet S. Chaudhary	☐	☐
05. Dennis H. Guida, Jr.	☐	☐
06. Lloyd W. Kendall, Jr.	☐	☐
07. Robert G. Laverne, M.D.	☐	☐
08. Syvia L. Magid	☐	☐
09. Michael J. Perdue	☐	☐

*Cumulative voting instructions: California Law and the Company’s Bylaws provide for cumulative voting for directors. This means that each share held entitles the holder to cast a number of votes equaling the number of directors to be elected. The number of directors to be elected is nine (9). Thus, if a shareholder owns 100 shares, he or she may cast up to 900 votes. A shareholder may cast all of his or her votes for one candidate or distribute such votes among as many candidates as he or she deems appropriate.

2.	An advisory (non-binding) vote on executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of the appointment of Baker Tilly US, LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2026.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy, when properly executed, will be voted as directed. If no direction is made, this proxy will be voted “FOR” the election of all director nominees named herein, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the appointment of Baker Tilly US, LLP.

Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

Signature

Signature (Co-owner)

Dated: , 2026

☐ I agree to receive all future communications related to these holdings electronically via the email address provided below. I understand I am able to change this selection at any time in the future.

EMAIL ADDRESS:

Please return your completed proxy whether or not you plan to attend the Annual Meeting. You may nevertheless vote in person if you do attend the Annual Meeting.

If you vote by Internet, you do NOT need to mail back your proxy card

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder Meeting to Be Held on June 16, 2026.

BayCom Corp's proxy statement, Annual Report on Form 10-K

and proxy card are available on the lnternet at www.annualgeneralmeetings.com/bcml2026.

You are encouraged to review all of the information contained in the proxy statement before voting.

YOUR VOTE IS IMPORTANT

Voting Instructions

You may vote your proxy in the following ways:

•	Via Internet:

Login to https://annualgeneralmeetings.com/bcml2026

Enter your control number (12-digit number located below)

•	Via Mail:

Pacific Stock Transfer Company
6725 Via Austi Parkway
Suite 300
Las Vegas, Nevada 89119

CONTROL NUMBER

You may vote by Internet 24 hours a day, 7 days a week. Internet voting is available through 11:59 p.m. PDT on June 15, 2026.

Your Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.